Exhibit 99.2

Q3-07 Earnings Call

Jane Todd Intro

Thank you, Yvonne.

Good afternoon. I would like to welcome everyone to SMTC’s third quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent filings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John Caldwell.

John Caldwell

Good afternoon.

There is not way to sugar coat how we might describe our third quarter results. Bluntly put – our results were beyond unsatisfactory.

Over the last couple of years, we have prided ourselves as a company and management organization that consistently produces quarterly profits despite variations in revenue levels. Unfortunately, we broke our string in Q3.

Let’s talk about what happened. Clearly, it is a revenue story.

In any given quarter, it is not only typical, it is a virtually certainty that customer order patterns will vary compared with prior quarters and our forecasts. Almost always, we experience increased revenue from some customers and decreased revenue from others. That is the nature of this business.

For the first time since I have been with SMTC, in this quarter virtually all our customers showed reduced revenue. Our analysis shows every one of our top ten customer had lower revenue and only one customer of the next ten showed an increase.

Q3-07 Earnings Call

What caused this?

As we stated in our press release, it appears it was not from macro economic factors such as a softening U. S. economy. Our discussions with customers indicate no consistent trend. Some trimmed inventory levels; some had delayed customer orders; others experienced some end market softness.

In our second quarter earnings call, we stated that we expected second half revenue to be somewhat lower than the first half. As a consequence, we took action early in Q3 to reduce costs largely through headcount reductions totaling 500 full and part time employees.

As we progressed through Q3, it was clear that despite July and August being soft months, beginning in September, we would return to more normal levels. Illustratively, we ran our Chihuahua, Mexico factory at 50% capacity in July and August and 100% in September. Three shifts per day, 7 by 24.

With the strengthening of revenue in September and the expectation to return to a more normal revenue level in Q4, it was obvious that further reducing manpower in August would have been counter productive since we required a full complement of staff at the end of the quarter and into Q4.

Under our business model, at a quarterly revenue run rate of $54 million, it is very difficult to remain profitable without major surgery. Accordingly, we lost $1.2 million in the quarter excluding offsetting non operational items that Jane will take you through shortly.

The only bright spot in an otherwise poor quarter was positive cash flow of about $10 million which was applied to reduce debt.

With these overall comments, let me now ask Jane Todd to take you through our results in more detail.

Q3-07 Earnings Call

Jane Todd

Thanks John.

As we stated in our press release, Q3 was an unsatisfactory quarter characterized by lower revenue and the Company’s first quarterly loss in over two years – a loss of $1.2 million. John spoke last quarter of seeing a softening in revenues so action was taken early in the quarter to reduce costs, resulting in a $242 thousand restructuring charge. However we decided not to make further reductions to retain capability in anticipation of higher revenue for Q4. We continue our focus on debt reduction through positive cash generation; primarily working capital management and limited capital expenditures in Q3.

I will now go into more detail on our results.

For the third quarter of 2007, the Company reported revenue of $54.0 million compared to revenue of $66.1 million in Q2 of this year and $65.7 million in the third quarter of 2006. Revenue decreased 18% compared to the second quarter of this year as well as the second quarter of last year. Year-to date, revenue is up 2% over 2006. Sales to almost all of our customers declined Q2 to Q3, including for all of our top 10 customers. Among our customer base there was only one exception where we saw an increase in sales; for one of our newer customers. There is a myriad of reasons for the decline in revenues in Q3 including customer end market softness, mix changes, an isolated supply chain issue, and customer initiatives to reduce their on hand inventory. We do not believe there are systemic issues at play here; we had a very soft July and August, however, since the summer, revenues have returned to more traditional levels.

Revenue distribution for the third quarter shows a modest increase in our industrial segment and an offsetting decrease in computing and networking reflecting more strength in our existing industrial base compared to our existing computing base. The industrial segment now represents 70% of revenue, while computing and networking and communications are both now at 15%. The communications segment is unchanged from last quarter. Compared to the same quarter last year, we have seen some increase in our industrial segment offset by a reduction in our communications segment. Our communications segment has been impacted by reductions for one customer impacted by the US construction market as well as a couple of small customers for which business levels are down. Our top ten customers accounted for 83% of the quarter’s total revenue, unchanged from last quarter, compared with 85% last year at this time.

Q3-07 Earnings Call

Gross margin for the quarter was $3.4 million or 6.3% compared to $5.9 million or 8.9% for Q3 2006 and $5.8 million or 8.8% last quarter. Margins decreased mainly due to the lower revenue levels. In Q3, the Company took action to better align costs with revenue levels, however we did not fully reduce costs to preserve capability given the improvement that was expected, and materialized, in September as well as the anticipated stronger Q4. The Company has been prudent in adjusting costs to varying revenue levels in the past couple of years. However it is challenging when sales are less consistent. The results have also been negatively impacted by the strengthening of the Canadian dollar.

In the quarter, selling, general and administrative costs were $2.7 million or 5.0% of revenue compared to $3.4 million or 5.1% of revenue for the same period last year and $4.1 million or 6.2% of revenue in the prior quarter. SG&A in both Q2 and Q3 this year included an amount related to stock based compensation that is marked to market. You will recall that last quarter John and I both spoke to this at length as it was a net charge last quarter of $1 million – as a reminder this amount relates to deferred stock units held by the Company’s CEO and its Board of Directors. The recorded value of the stock units varies with the stock price so as the stock price increases we have higher compensation expenses. The converse is also true. Unfortunately this quarter, with the reduction of the stock price, the value of these units declined, which created a gain for the Company of $1.0 million, essentially reversing last quarter’s charge. Excluding these amounts, SG&A was $3.7 million in Q3 compared to $3.1 million last quarter and $3.4 million last year. SG&A costs have increased due to the impact of the Canadian dollar as well as timing of IT costs.

As for the bottom line; the Company recorded a net loss of $1.2 million or ($0.08) per share. Included in this loss was the $1.0 million credit for stock based compensation I just spoke to, almost entirely offset by a $242 thousand restructuring charge, a $371 thousand net write off of capitalized financing costs largely from our 2004 financing and a $300 thousand foreign exchange loss. Net income in Q2 was $100 thousand or $0.01 per share, or $1.1 million excluding the impact of stock based compensation. In the prior year, net income was $1.1 million which excluded $5 million in one-time net gains.

Interest expense increased $256 thousand over the same period last year due mainly to interest earned on a tax refund last year. Excluding this, interest remained essentially unchanged. In spite of higher market interest rates, interest costs have remained flat compared to last year due to lower charges for deferred financing costs and better rates on the Company’s new debt.

Now to comment on EBITDA. For Q3, EBITDA was $1.7 million compared to $5.4 million for Q3 2006 and $2.9 million in Q2. Excluding stock based compensation, EBITDA would have been $0.9 million compared to $3.9 million last quarter.

Q3-07 Earnings Call

While this was clearly an exceedingly challenging quarter, we did excel at cash generation, a continuing trend as the Company has been focused on debt reduction as a key strategy. The Company generated $9.8 million in cash from operating activities and $9.5 million after investment in capital expenditures of $0.3 million. We will selectively add to capital through the remainder of the year. We are currently operating at approximately 70% capacity. Year-to- date, the Company has generated $22.4 million of cash from operations, including $7.3 million before working capital.

At the end of the quarter the Company reported debt of $23.1 million, the lowest level in eight years. The Company is now operating under its new five year, $62 million credit facility with our long-term lender, Wachovia Capital Finance Corporation, that we have now been working with for over three years, and with a new lender, Monroe Capital LLC. This new facility has extended the term and amortization of our debt, reduced interest costs and increased our financial flexibility. The refinancing resulted in a $371 thousand write-off of deferred financing costs in Q3, the cost of putting the new financing in place was $1.4 million. I will now make some comments on working capital.

Let me start with inventory. On an absolute basis, inventory remained essentially unchanged from last quarter at $36.9 million. Inventory days edged up to 66 days due to building inventory for Q4 demand and components on hand related to product we could not ship in Q3 due to an isolated supply chain issue. We continue to focus on inventory reduction and are seeing continued progress.

Accounts receivable was $34.9 million or 59 days, down in absolute terms from last quarter at $39.6 million or 54 days due to the reduction in revenue. The increase in days is driven by the proportion of revenue at the back end of the quarter that remained current. The proportion of current receivables improved this quarter compared to last quarter.

Accounts payable was $40.6 million or 70 days compared to $34.4 million or 52 days largely due to discontinuing an uneconomic vendor payment program.

To summarize, a tough quarter with the exception of debt reduction. Let me now turn the call back over to John Caldwell to go into more detail on the final quarter of the year.

Q3-07 Earnings Call

John Caldwell

Thank you, Jane.

The question you may ask, are there fundamental issues that will affect future revenue? We believe Q3 was an aberration. As we said earlier, September was a solid month and Q4 looks like it will be at a more normal level – certainly well ahead of Q3 but unlikely to reach the record level in Q4 2006. We also expect to return to profitability it Q4.

We remain confident in our Company’s prospects. Our new customer pipeline is strengthening, we have a number of exciting initiatives underway, our costs are under control, working capital is being better managed and our balance sheet continues to strengthen.

Open for questions.